Company Contacts:	Investor Contacts:
Restore Medical, Inc.	Lippert/Heilshorn & Associates, Inc.
J. Robert Paulson, Jr., CEO	Kim Sutton Golodetz (Kgolodetz@lhai.com)
Christopher R. Geyen, CFO	(212) 838-3777
(651) 634-3111	Bruce Voss (Bvoss@lhai.com)
www.restoremedical.com	(310) 691-7100
RESTORE MEDICAL REPORTS THIRD QUARTER RESULTS
Conference call begins today at 5:00 p.m. Eastern time
ST. PAUL, Minn. (November 6, 2007) — Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System, today announced financial results for the three and nine months ended September 30, 2007. The Pillar Palatal Implant System is a proven and effective in-office treatment for people suffering from snoring and mild to moderate obstructive sleep apnea (OSA) that improves the lifestyles of patients and their bed partners by helping them to sleep better, feel better and live better.
Third Quarter Financial Results
Net sales for the third quarter of 2007 were $1.2 million, compared with net sales of $1.2 million for the third quarter of 2006. U.S. sales were $955,000, compared with $1.1 million for the third quarter of 2006, and international sales were $198,000, compared with $131,000 for the prior year’s third quarter. Domestic sales for the third quarter of 2007 were in line with expectations based on the Company’s ongoing transition to its new consultative sales and marketing approach. The increase in international sales was primarily due to re-orders from distributors in several European markets.
The gross margin for the third quarter of 2007 was 77%, compared with 81% for the third quarter of 2006.
The reported net loss attributable to common stockholders for the third quarter of 2007 was $2.8 million, or $0.17 per share, compared with a net loss of $3.7 million, or $0.24 per share, for the third quarter of 2006.
“Our third quarter financial results met our expectations, with net sales increasing by 11% over the second quarter, while the transition of our U.S. sales organization and implementation of our new integrated consultative sales and marketing programs continued to demonstrate progress and results with a growing number of physician customers,” said Bob Paulson, President and CEO of Restore Medical. “Chronic snoring and obstructive sleep apnea are health and quality of life issues for millions of people, and we are focused on helping those physicians committed to building their sleep practices adopt and integrate the fundamental principles of a consultative ‘lifestyle medicine’ approach.”
Year-to-Date Financial Results
Net sales for the first nine months of 2007 were $3.3 million, compared with $4.8 million for the comparable period in 2006. U.S. sales were $2.9 million, compared with $3.6 million for the prior-year period, and international sales were $395,000, compared with $1.1 million for the first nine months of 2006. Factors affecting the comparative nine-month domestic sales are generally consistent with those discussed above for the current quarter. The decrease in international sales reflects the Company’s decision in the fourth quarter of 2006 to focus on the higher margin U.S. business and to significantly decrease the near-term investment in international business.

The gross margin was 75% for the first nine months of 2007, compared with 73% for the first nine months of 2006.
The reported net loss attributable to common stockholders for the first nine months of 2007 was $10.4 million, or $0.65 per share. This compares with a net loss of $29.7 million, or $3.49 per share, for the comparable period in 2006, or $8.9 million, or $1.05 per share, excluding the deemed non-cash dividend to preferred stockholders in 2006.
Annual Meeting of the American Academy of Otolaryngology Head & Neck Surgery Foundation
The Annual Meeting of the American Academy of Otolaryngology, Head and Neck Surgery Foundation (AAO-HNSF) was held September 16-19, 2007 in Washington D.C. Among the highlights for Restore Medical at this meeting was a presentation of data from a 100-patient Level 1 prospective, randomized, multi-center, placebo clinical study of Pillar palatal implants to treat patients with mild to moderate OSA. Patients treated with Pillar implants demonstrated clinically and statistically significant superior results in the primary and several secondary outcome measures as compared with patients in the control arm who underwent a placebo procedure.
“This year’s AAO-HNSF annual meeting was very productive for Restore Medical on several fronts,” Paulson commented. “In addition to presentation of data from our third Pillar placebo clinical study, the number of domestic sales leads increased significantly over the 2006 meeting. For the first time, we heard considerable dialogue in multiple scientific sessions about the importance of combination or staged treatments to address the multi-level upper airway obstruction that can cause or contribute to OSA. This increased recognition of the need for a multi-level treatment continuum, together with the success we are seeing from physicians and practices who are adopting a ‘lifestyle medicine’ approach to the treatment of sleep, supports our belief that the Pillar Procedure is well-positioned to become an important part of this treatment continuum and that patient choice will play an increasingly important role in the future growth of the sleep market.”
Financial Outlook
The Company expects to see a sequential improvement in domestic sales during the fourth quarter of 2007, while maintaining approximately the same level of operating expenses as in the third quarter of 2007. Consistent with previous guidance, international sales for 2007 are expected to be lower than for 2006 as the Company focuses on managing, but not investing in, the lower-margin international business.
Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, the availability of additional capital, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2006 and quarterly reports on Form 10-Q. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.

Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning at 5:00 p.m. Eastern time (4:00 p.m. Central time) to discuss these financial results, to provide a business update and to answer questions. To participate in the live call by telephone, please dial (800) 642-1381 from the U.S., or (706) 634-7417 from outside the U.S. The conference ID # is 23488207.
Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of Restore Medical’s web site at www.restoremedical.com. A replay will be available on the web site. A telephone replay will be available from 7:00 p.m. Eastern time on November 6, 2007 through 11:59 p.m. Eastern time on November 8, 2007 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 23488207.
About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.
For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s websites at www.restoremedical.com or www.pillarprocedure.com.

RESTORE MEDICAL, INC.
Condensed Statements of Operations
(Unaudited, in thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$1,153	$1,218	$3,313	$4,780
Cost of sales (1)	269	231	813	1,286

Gross margin	884	987	2,500	3,494

Operating expenses:
Research and development (1)	707	840	2,566	2,260
General and administrative (1)	927	1,357	3,644	3,818
Sales and marketing (1)	2,050	2,669	6,879	6,961

Total operating expenses	3,684	4,866	13,089	13,039

Loss from operations	(2,800)	(3,879)	(10,589)	(9,545)

Other income (expense):
Interest income	189	382	706	612
Interest expense	(164)	(231)	(541)	(517)
Preferred stock warrant gain	—	—	—	500
Other, net	—	—	—	11

Total other income	25	151	165	606

Net loss	(2,775)	(3,728)	(10,424)	(8,939)

Deemed dividend from revision of preferred stock conversion price (note 9)	—	—	—	20,799

Net loss attributable to common stockholders	$(2,775)	$(3,728)	$(10,424)	$(29,738)

Basic and diluted net loss per common share before deemed dividend from revision of preferred stock conversion price	$(0.17)	$(0.24)	$(0.65)	$(1.05)
Effect of deemed dividend from revision of preferred stock conversion price	—	—	—	(2.44)

Basic and diluted net loss per common share	$(0.17)	$(0.24)	$(0.65)	$(3.49)

Basic and diluted weighted average common shares outstanding	16,100,554	15,777,540	16,052,391	8,519,952

(1) Includes stock-based compensation of:
Cost of sales	$27	$28	$78	$53
Research and development	51	46	127	101
General and administrative	267	437	1,110	983
Sales and marketing	65	108	223	206

	$410	$619	$1,538	$1,343

RESTORE MEDICAL, INC.
Condensed Balance Sheets
(Unaudited, in thousands, except share amounts)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$3,631	$11,377
Short-term investments	9,062	12,463
Accounts receivable, net of allowance for doubtful accounts of $121 and $86, respectively	917	1,262
Related-party receivables	51	33
Inventories	733	598
Prepaid expenses	203	237
Other current assets	30	10

Total current assets	14,627	25,980
Machinery and equipment, net	533	539
Deferred debt issuance costs, net of accumulated amortization of $220 and $128, respectively	154	246

Total assets	$15,314	$26,765

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$88	$670
Accrued expenses	278	939
Accrued payroll and related expense	525	519
Current portion of long-term debt, net of debt discount of $37 and $37, respectively	2,424	2,192

Total current liabilities	3,315	4,320
Long-term debt, net of debt discount of $9 and $37, respectively	1,094	2,863
Other long-term liabilities	15	14

Total liabilities	4,424	7,197

Stockholders’ equity:
Common stock $0.01 par value: 50,000,000 shares authorized; issued and outstanding 15,727,418 and 15,534,244 shares, respectively	157	155
Additional paid-in capital	93,936	92,772
Deferred stock-based compensation	(815)	(1,395)
Accumulated deficit	(82,388)	(71,964)

Total stockholders’ equity	10,890	19,568

Total liabilities and stockholders’ equity	$15,314	$26,765

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